Exhibit 99.1

Ocuphire Appoints Rick Rodgers as
Interim Chief Executive Officer

Seasoned operating executive with successful track record at late-stage biopharmaceutical companies

FARMINGTON HILLS, Mich., April 21, 2023 - Ocuphire Pharma, Inc. (Nasdaq: OCUP), a clinical-stage ophthalmic biopharmaceutical company focused on developing and commercializing therapies for the treatment of refractive and retinal eye disorders, today announced that it has appointed Rick Rodgers as Interim Chief Executive Officer and President. Mr. Rodgers is succeeding Mina Sooch. Ocuphire has retained an executive search firm to assist in identifying a permanent CEO.

“Ocuphire is at an exciting point in its evolution, and we are pleased to have Rick serve as CEO on an interim basis as we conduct a search for our next CEO,” said Cam Gallagher, Chairman of the Board of Directors. “Rick’s experienced leadership at late-stage biopharmaceutical companies will be invaluable as we execute our strategy, which is now primarily focused on advancing APX3330 into Phase 3 for diabetic retinopathy and securing regulatory approvals for Nyxol across three indications. Rick has a proven track record in creating value and we look forward to his contributions during this leadership transition at Ocuphire.”

Mr. Rodgers commented “I am honored to serve as Interim Chief Executive Officer of Ocuphire at this critical juncture in the Company’s maturation. I look forward to working closely with the management team to seamlessly execute our near-term priorities. These include holding an End-of-Phase 2 meeting with the FDA to solidify the Phase 3 design and path to registration for APX3330, our oral candidate for diabetic retinopathy. If approved, APX3330 has the potential to be a valuable non-injection option for the millions of diabetic retinopathy patients at risk of progressing to vision impairment.  For Nyxol, our first NDA for the reversal of pharmacologically-induced mydriasis has a PDUFA date in September 2023, and we look forward to working with the FDA through the regulatory review process. We are excited to be partnered with Viatris which has selected the Nyxol portfolio of indications as a key element of its plan to create a global eye care leader.”

Rick Rodgers is a seasoned operating executive with 20 years of experience in biopharmaceutical management. He has served on the Ocuphire Board as Chair of the Audit Committee and member of the Compensation Committee since the merger with Rexahn Pharmaceuticals Inc. in 2020. From 2010 to 2013, he was co-founder, Executive Vice President, Chief Financial Officer, Secretary, and Treasurer of TESARO, Inc., a biopharmaceutical company that was acquired in December 2018 by GSK. From 2009 to 2010, Mr. Rodgers served as the Chief Financial Officer & Senior Vice President of Abraxis BioScience, Inc., a biotechnology company that was acquired by Celgene. From 2004 to 2008, Mr. Rodgers served as Senior Vice President, Controller and Chief Accounting Officer of MGI PHARMA, Inc., a biopharmaceutical company that was acquired in January 2008 by Eisai. Mr. Rodgers received a B.S. in Financial Accounting from St. Cloud State University in 1990, and an M.B.A. in Finance from the University of Minnesota, Carlson School of Business in 2002.

About Ocuphire Pharma

Ocuphire is a publicly traded (Nasdaq: OCUP), clinical-stage, ophthalmic biopharmaceutical company focused on developing and commercializing small-molecule therapies for the treatment of refractive and retinal eye disorders.

Ocuphire has a partnership with Viatris, Inc. to develop and commercialize Nyxol® eye drops as a preservative-free eye drop formulation of phentolamine mesylate, a non-selective alpha-1 and alpha-2 adrenergic antagonist designed to reduce pupil size by uniquely blocking the alpha-1 receptors found only on the iris dilator muscle without affecting the ciliary muscle. Nyxol has been studied in a total of 12 clinical trials (3 Phase 1, 5 Phase 2, 4 Phase 3) across three indications, including single-use for reversal of pharmacologically-induced mydriasis (RM), and once-daily for treatment of presbyopia and dim light (night) vision disturbances (DLD), pending regulatory approvals. Nyxol’s NDA under the 505(b)(2) pathway for the first indication, RM, has been accepted with a PDUFA date assigned of September 28, 2023. Nyxol is currently in Phase 3 for presbyopia and DLD.

Ocuphire’s other late-stage product candidate, APX3330, is a first-in-class, small molecule oral drug that blocks downstream pathways regulated by transcription factor Ref-1 – including those involving angiogenesis (VEGF) and inflammation (NFkB). These pathways are implicated in several ocular diseases, including diabetic retinopathy (DR), diabetic macular edema (DME), and age-related macular degeneration (AMD). Ocuphire recently announced topline data from the ZETA-1 Phase 2 trial in which APX3330 achieved statistical significance on a key pre-specified secondary endpoint of preventing clinically meaningful progression of DR after 24 weeks of daily treatment. APX3330 has also shown a favorable safety and tolerability profile in diabetic subjects (ZETA-1 trial) and in 11 previous clinical trials conducted in healthy, liver disease, and cancer subjects. An End-of-Phase 2 meeting with the FDA is planned for APX3330.

For more information, visit www.ocuphire.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the timing and success of identifying a permanent CEO, the potential receipt of regulatory approval for Nyxol for the treatment of RM, the occurrence of an End-of-Phase 2 meeting with the FDA, the ability to determine a path to registration for APX3330, Ocuphire’s ability to become a leading ophthalmology company. These forward-looking statements are based upon Ocuphire’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation: (i) the success and timing of regulatory submissions and pre-clinical and clinical trials, including enrollment and data readouts; (ii) regulatory requirements or developments; (iii) changes to clinical trial designs and regulatory pathways; (iv) changes in capital resource requirements; (v) risks related to the inability of Ocuphire to obtain sufficient additional capital to continue to advance its product candidates and its preclinical programs; (vi) legislative, regulatory, political and economic developments, (vii) changes in market opportunities, (viii) the effects of COVID-19 on clinical programs and business operations, (ix) risks that the Nyxol partnership may not facilitate the commercialization or market acceptance of Ocuphire’s product candidates; (x) the success and timing of commercialization of any of Ocuphire’s product candidates and (xi) the maintenance of Ocuphire’s intellectual property rights. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors detailed in documents that have been and may be filed by Ocuphire from time to time with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ocuphire undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Corey Davis, Ph.D.
LifeSci Advisors
212-915-2577

cdavis@lifesciadvisors.com